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Prospectus Supplement No. 17                    Filed pursuant to Rule 424(b)(3)
to Prospectus dated June 5, 2002                File No. 333-82788

                                 CEPHALON, INC.

           $600,000,000 2-1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2006

      This document supplements information contained in that certain prospectus of Cephalon, Inc. dated June 5, 2002, as amended and supplemented from time to time, relating to the potential resale from time to time of $600,000,000 2-1/2% Convertible Subordinated Notes due 2006 and 7,407,480 shares of common stock by the selling securityholders identified in the prospectus and any prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

      The following table supplements, or amends, as noted, the information contained in the table set forth in the prospectus under the caption "Selling Securityholders." This table sets forth information regarding (1) the beneficial ownership of the notes, and the maximum principal amount of notes that each may offer and (2) the number of shares of common stock that each selling securityholder may sell under this prospectus. Because the selling securityholders may offer all or a portion of the notes and the common stock, if converted, under the prospectus, we cannot estimate with certainty the principal amount of the notes or the common stock that the selling securityholders will hold upon termination of any sale. For this reason, we have assumed that either all of the principal amount of notes offered by a selling securityholder or all of the shares of common stock offered will be sold. The following table is based upon information furnished to us by the selling securityholders as of the date such information was provided to us.

                                                                                                 BENEFICIAL OWNERSHIP AFTER
                                        NUMBER OF                                               RESALE OF NOTES OR COMMON STOCK
                                          SHARES      PRINCIPAL                            -----------------------------------------
                                        OF COMMON     AMOUNT OF      NUMBER OF SHARES OF                         NUMBER OF
                                          STOCK         NOTES       COMMON STOCK ISSUABLE  PRINCIPAL             SHARES OF
                                       BENEFICIALLY  BENEFICIALLY    UPON CONVERSION OF    AMOUNT OF              COMMON
NAME OF SELLING SECURITYHOLDER            OWNED        OWNED(1)            NOTES            NOTES     PERCENT    STOCK(2)    PERCENT
-------------------------------        ------------  -------------  ---------------------  ---------  -------  ------------  -------

The following information amends
the information set forth in the
prospectus originally filed or as
previously amended or supplemented:

1976 Distribution Trust FBO A.R.
Lauder / Zinterhofer(3)                     --        $     9,000             111             --        --          --         --

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
Lyxor Master Fund c/o Forest
Investment Mngt. L.L.C.(3)                  --        $ 2,043,000          25,222             --        --          --         --

Alpha US Sub Fund 4, LLC(3)                 --        $   703,000           8,679             --        --          --         --

2000 Revocable Trust FBO A.R.
Lauder / Zinterhofer(3)                     --        $     9,000             111             --        --          --         --

Tag Associates(3)                           --        $   150,000           1,851             --        --          --         --

New Orleans Firefighters Pension /
Relief Fund(3)                              --        $   160,000           1,975             --        --          --         --

City University of New York(3)              --        $   295,000           3,642             --        --          --         --

Grady Hospital Foundation(3)                --        $   157,000           1,938             --        --          --         --

Arapahoe County Colorado(3)                 --        $    72,000             888             --        --          --         --

Pro-mutual(3)                               --        $   883,000          10,901             --        --          --         --

Policeman and Fireman Retirement
System of the City of Detroit(3)            --        $   738,000           9,111             --        --          --         --

Allentown City Firefighters
Pension Plan(3)                             --        $    31,000             382             --        --          --         --

Allentown City Officers &
Employees Pension Fund(3)                   --        $    21,000             259             --        --          --         --

Allentown City Police Pension Plan(3)       --        $    31,000             382             --        --          --         --

Trustmark Insurance(3)                      --        $   400,000           4,938             --        --          --         --

Arlington County Employees
Retirement System(3)                        --        $   789,000           9,740             --        --          --         --

Municipal Employees(3)                      --        $   261,000           3,222             --        --          --         --

State of Maryland Retirement
Agency(3)                                   --        $ 3,777,000          46,630             --        --          --         --

Advent Convertible Master Cayman
L.P.(3)                                     --        $ 9,467,000         116,877             --        --          --         --

HFR Convertible Arbitrage Account(3)        --        $   725,000           8,950             --        --          --         --

Occidental Petroleum Corporation(3)         --        $   304,000           3,753             --        --          --         --

Shell Pension Trust(3)                      --        $   465,000           5,740             --        --          --         --

City of New Orleans(3)                      --        $   234,000           2,888             --        --          --         --

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.
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(2)   Assumes that either all of the principal amount of notes offered hereby or all of the shares of common stock issued are sold by the selling securityholder.

(3) The information set forth herein is as of January 13, 2003 and will be updated as required.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is January 23, 2003.